Exhibit 99.2

MSC INDUSTRIAL DIRECT CO., INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On April 22, 2013 (the “Closing Date”), MSC Industrial Direct Co., Inc. (“MSC” or the “Company”) acquired (the “Acquisition”) substantially all of the assets and assumed certain liabilities of the North American distribution business (“BDNA”, or the “Business” ) of Barnes Group Inc. (NYSE: B) (“Barnes”), pursuant to the terms of the Asset Purchase Agreement, dated February 22, 2013, between the Company and Barnes (the “Asset Purchase Agreement”). In connection with the Acquisition, the total cash consideration we paid to Barnes was $548.8 million, subject to certain post-closing adjustments set forth in the Asset Purchase Agreement. In connection with the Acquisition, we entered into a new $650.0 million credit facility (the “New Credit Facility”). The New Credit Facility, which matures on April 22, 2018, provides for a five-year unsecured revolving loan facility in the aggregate amount of $400.0 million and a five-year unsecured term loan facility in the aggregate amount of $250.0 million. On the Closing Date, we borrowed the full $250.0 million available under the term loan facility and $120.0 million of the revolving loan facility in order to pay a portion of the cash consideration for the Acquisition. The remainder of the cash consideration for the Acquisition was financed using existing cash. As of June 28, 2013, the Company has paid down its remaining outstanding balance on the revolving credit note.

The New Credit Facility replaced the Company’s existing $200.0 million Credit Agreement, dated June 8, 2011(the “Existing Credit Facility”), which Existing Credit Facility was terminated on the Closing Date. The interest rate payable for all borrowings is based on the Company’s leverage and is currently 100 basis points over LIBOR rates. Under the terms of the New Credit Facility, we will be subject to various operating and financial covenants.

The Business is a leading distributor of fasteners and other high margin, low cost consumables with a broad distribution footprint throughout the U.S. and Canada. The Business has a strong presence with customers across manufacturing, government, transportation and natural resources end-markets. The Business specializes in lowering the total cost of their customer’s inventory management through storeroom organization and vendor managed inventory.

The following unaudited pro forma condensed consolidated balance sheet as of March 2, 2013 was prepared by combining the unaudited historical consolidated balance sheet of the Company at March 2, 2013 (the end of the Company’s second quarter of fiscal 2013), with the audited historical combined balance sheet of the Business at December 31, 2012 (calendar year end of the Business), giving effect to the acquisition as though it was completed on March 2, 2013. Adjustments include borrowings made in connection with an unsecured credit facility pursuant to the New Credit Facility, as discussed above, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements, as if such Acquisition had occurred as of March 2, 2013 for pro forma balance sheet purposes.

The following unaudited pro forma condensed consolidated statement of income for the twenty-six week period ended March 2, 2013 was prepared by combining the unaudited historical consolidated statement of income of the Company and the unaudited historical combined statement of income of the Business for the twenty-six week period ended March 2, 2013 and the six-month period ended December 31, 2012, respectively, giving effect to the Acquisition as though it was completed on August 28, 2011, the first day of the Company’s fiscal year 2012.

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The following unaudited pro forma condensed consolidated statement of income for the year ended September 1, 2012 was prepared by combining the audited historical consolidated statement of income of the Company and the audited historical combined statement of income of the Business for the fiscal year ended September 1, 2012 and for the twelve months ended June 30, 2012, respectively, giving effect to the Acquisition as though it was completed on August 28, 2011, the first day the Company’s fiscal year 2012.

The unaudited pro forma condensed consolidated financial information is presented in accordance with Article 11 of Regulation S-X. The Acquisition has been accounted for under the purchase method of accounting in accordance with ASC Topic 805, “Business Combinations” (“ASC 805”). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of the Business in connection with the Acquisition, based on their estimated fair values at the Closing Date. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. MSC has determined, with the assistance of an independent third-party valuation firm, the fair values of identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to estimating future cash flows and developing appropriate discount rates. The preliminary work performed has been considered in management’s estimates of the fair values reflected in these unaudited condensed consolidated financial statements. The Company’s purchase accounting is preliminary primarily due to the pending final assessment of the valuation of the intangible assets and inventory. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed consolidated financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the combined companies’ condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had MSC and the Business been a combined company during the specified periods. The unaudited pro forma condensed consolidated financial statements do not reflect any operating efficiencies and cost savings MSC may achieve with respect to the combined companies nor do they include the effects of MSC’s repayments of the remaining outstanding balance under the revolving loan facility. The unaudited pro forma condensed consolidated financial statements also do not reflect any post closing purchase price adjustments set forth in the Asset Purchase Agreement. These adjustments could have the effect of the Company paying an incremental purchase price amount or receiving an amount as a reduction in the purchase price, but any such amount is not expected to be material in relation to the size of the overall transaction. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable at this point in time. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, MSC’s historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended September 1, 2012 and in its Form 10-Q for the twenty-six week period ended March 2, 2013, and the historical combined financial statements of the Business for the fiscal year ended December 31, 2012 which is included as Exhibit 99.1 to this Form 8-K/A.

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MSC Industrial Direct Co., Inc.
Pro Forma Condensed Consolidated Balance Sheet as of March 2, 2013
(In thousands)
(Unaudited)

	MSC Industrial Direct Co., Inc.	BDNA	Pro Forma Adjustments (Note 2)		Pro Forma Consolidated

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$243,949	$-	$(180,673)	(a), (i)	$63,276
Accounts receivable, net of allowance for doubtful accounts	304,712	34,983	-		339,695
Amounts due from related parties	-	24	(24)	(g)	-
Inventories	364,726	49,856	1,671	(b)	416,253
Prepaid expenses and other current assets	38,791	1,628	-		40,419
Deferred income taxes	31,718	5,240	(5,240)	(h)	31,718
Total current assets	983,896	91,731	(184,266)		891,361
Deferred income taxes	-	449	(449)	(h)	-
Property, plant and equipment, net	201,628	17,324	2,446	(b)	221,398
Identifiable intangible assets, net	45,876	113	117,287	(e)	163,276
Goodwill	289,124	111,016	242,301	(d)	642,441
Other assets	6,131	1,187	107	(i), (f)	7,425
Total Assets	$1,526,655	$221,820	$177,426		$1,925,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of capital lease and financing obligations	$1,265	$-	$-		$1,265
Revolving credit note	-	-	120,000	(a)	120,000
Current maturities of long-term debt	-	-	9,375	(a)	9,375
Accounts payable	86,599	19,057	-		105,656
Amounts due to related parties	-	46	(46)	(g)	-
Accrued liabilities	57,179	10,691	3,983	(j)	71,853
Total current liabilities	145,043	29,794	133,312		308,149
Capital lease obligations, net of current maturities	1,986	-	-		1,986
Long-term debt, net of current maturities	-	-	240,625	(a)	240,625
Other liabilities	-	108	-		108
Accrued retirement benefits	-	2,192	(2,192)	(f)	-
Deferred income taxes and tax uncertainties	85,061	25,315	(25,315)	(h)	85,061
Total liabilities	232,090	57,409	346,430		635,929
Shareholders’ equity	1,294,565	164,411	(169,004)	( c), (i), (j)	1,289,972
Total Liabilities and Shareholders’ Equity	$1,526,655	$221,820	$177,426		$1,925,901

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these financial statements.

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MSC Industrial Direct Co., Inc.
Pro Forma Condensed Consolidated Statement of Income for the Twenty-Six Week Period Ended March 2, 2013
(In thousands, except per share data)
(Unaudited)

	MSC Industrial Direct Co., Inc.	BDNA	Pro Forma Adjustments (Note 2)		Pro Forma Consolidated

Net sales	$1,146,953	$142,915	$-		$1,289,868
Cost of goods sold	625,495	74,640	(10,866)	(1), (3)	689,269
Gross profit	521,458	68,275	10,866		600,599
Operating expenses	328,530	61,154	11,710	(1), (3), (4), (7)	401,394
Income from operations	192,928	7,121	(844)		199,205

Other income (Expense):
Interest expense	(125)	-	(2,329)	(2), (i)	(2,454)
Interest income	82	-	-		82
Other income (expense), net	71	(8)	-		63
Total other income (expense)	28	(8)	(2,329)		(2,309)
Income before provision for
income taxes	192,956	7,113	(3,173)		196,896
Provision for income taxes	73,690	2,701	16	(5)	76,407
Net income	$119,266	$4,412	$(3,189)		$120,489

Per Share Information
Net income per share Two Class Method:
Basic	$1.89				$1.91
Diluted	$1.88				$1.90

Weighted average shares used in computing net income per share:
Basic	62,538				62,538
Diluted	62,854				62,854
Cash dividend declared per common share	$0.60				$0.60

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these financial statements.

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MSC Industrial Direct Co., Inc.

Pro Forma Condensed Consolidated Statement of Income for the Year Ended September 1, 2012

(In thousands, except per share data)

 (Unaudited)

	MSC Industrial Direct Co., Inc.	BDNA	Pro Forma Adjustments (Note 2)		Pro Forma Consolidated

Net sales	$2,355,918	$308,168	$-		$2,664,086
Cost of goods sold	1,277,715	159,754	(20,701)	(1),(3), (6)	1,416,768
Gross profit	1,078,203	148,414	20,701		1,247,318
Operating expenses	665,987	131,851	28,784	(1), (3), (4)	826,622
Income from operations	412,216	16,563	(8,083)		420,696

Other income (Expense):
Interest expense	(241)	(3)	(5,410)	(2), (i)	(5,654)
Interest income	196	-	-		196
Other income (expense), net	(29)	(112)	-		(141)
Total other income (expense)	(74)	(115)	(5,410)		(5,599)
Income before provision for
income taxes	412,142	16,448	(13,493)		415,097
Provision for income taxes	153,111	6,245	(127)	(5)	159,229
Net income	$259,031	$10,203	$(13,366)		$255,868

Per Share Information
Net income per share Two Class Method:
Basic	$4.12				$4.06
Diluted	$4.09				$4.04

Weighted average shares used in computing net income per share:
Basic	62,434				62,434
Diluted	62,803				62,803
Cash dividend declared per common share	$1.00				$1.00

The accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements are an integral part of these financial statements.

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MSC Industrial Direct Co., Inc.

Notes to Pro Forma Condensed Consolidated Financial Statements

(Unaudited)

Note 1. Basis of Presentation

On April 22, 2013, MSC Industrial Direct Co., Inc. (“MSC” or the “Company”) acquired (the “Acquisition”) substantially all of the assets and assumed certain liabilities of the North American distribution business (“BDNA” or the “Business”) of Barnes Group Inc. (NYSE: B) (“Barnes”), pursuant to the terms of the Asset Purchase Agreement, dated February 22, 2013, between the Company and Barnes (the “Asset Purchase Agreement”). In connection with the Acquisition, the total cash consideration we paid to Barnes was $548.8 million, subject to certain post closing adjustments set forth in the Asset Purchase Agreement. In connection with the Acquisition, we entered into a new $650.0 million credit facility (the “New Credit Facility”). The New Credit Facility, which matures on April 22, 2018, provides for a five-year unsecured revolving loan facility in the aggregate amount of $400.0 million and a five-year unsecured term loan facility in the aggregate amount of $250.0 million. On the Closing Date, we borrowed the full $250.0 million available under the term loan facility and $120.0 million of the revolving loan facility in order to pay a portion of the cash consideration for the Acquisition. The remainder of the cash consideration for the Acquisition was financed using existing cash. As of June 28, 2013, the Company has paid down its remaining outstanding balance on the revolving credit note.

The New Credit Facility replaced the Company’s existing $200.0 million Credit Agreement, dated June 8, 2011 (the “Existing Credit Facility”), which Existing Credit Facility was terminated on the Closing Date. The interest rate payable for all borrowings is based on the Company’s leverage and is currently 100 basis points over LIBOR rates. Under the terms of the New Credit Facility, we will be subject to various operating and financial covenants.

The accompanying unaudited and audited condensed consolidated financial statements for the Company and the Business are presented for each company’s reporting periods. The Company’s fiscal year is on a 52 or 53 week basis, ending on a Saturday closest to August 31. For the fiscal year ended September 1, 2012, the reporting period was 53 weeks. The reporting period of the Business is based on a calendar month, and the year ends on December 31 of each year.

The accompanying unaudited pro forma condensed consolidated financial information presents the pro forma results of operations and financial position of MSC and the Business on a combined basis based on the historical financial information of each company and after giving effect to the Acquisition of the Business by MSC on April 22, 2013. The Acquisition was recorded using the purchase method of accounting.

The unaudited pro forma condensed consolidated balance sheet has been prepared assuming the Acquisition occurred as of March 2, 2013. The unaudited pro forma condensed consolidated statements of income have been prepared assuming the Acquisition was completed on August 28, 2011, the first day of our fiscal year 2012.

For the pro forma condensed consolidated balance sheet, the $548.8 million purchase price has been allocated based on management’s preliminary estimate of the fair values of assets acquired and liabilities assumed as of April 22, 2013. For the twenty-six week period ended March 2, 2013, approximately $1.6 million of costs were incurred by the Company directly as a result of the Acquisition. The purchase price allocation is considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and there could be significant adjustments when the valuation is finalized. In addition certain post-closing purchase price adjustments set forth in the Asset Purchase Agreement may result in the Company paying an incremental purchase price amount or receiving an amount as a reduction in the purchase price, although such amount is not anticipated to be material in relation to the overall transaction and does not relate to intangible assets and the values accorded thereto. The preliminary estimate of the purchase price allocation is as follows (in thousands):

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Book value of net assets acquired	$164,411
Less: Historical goodwill	(111,016)
Less: Historical intangible assets	(113)
Add: Amounts due to/from related parties	22
Add: Accrued retirement benefits, net of related assets	1,005
Adjusted book value of net assets acquired	$54,309
Adjustments to:
Inventories	1,671
Deferred income taxes	19,626
Property, plant and equipment	2,446
Identifiable intangible assets	117,400
Goodwill	353,317
Total adjustments	$494,460
Purchase Price	$548,769

Acquired intangible assets with a fair value of $117.4 million consist of customer relationships of $107.0 million with a useful life of 18 years, an indefinite lived tradename of $7.5 million and a tradename of $2.9 million with a useful life of 5 years. The goodwill recorded is based on the benefits the Company expects to generate from the future cash flows of the ongoing BDNA business. The goodwill amount of $353.3 million represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The primary items that generated the goodwill were the premium paid by the Company for the right to control the business acquired and the expected synergies from the result of adding a highly complementary provider of fasteners and other high margin consumable products and services with an experienced field sales force and Vendor Managed Inventory solution. In addition, the Acquisition extends the Company’s presence into Canada and other new end markets.

Note 2. Pro Forma Adjustments

The following are the descriptions of the pro forma condensed consolidated balance sheet adjustments:

(a)	To finance the Acquisition, the Company borrowed $250.0 million under its new term loan facility and $120.0 million of the revolving loan facility under the New Credit Facility, which was closed simultaneously with the Acquisition. The remainder of the cash consideration paid of $178.8 million was financed using existing cash.

(b)	This adjustment reflects the fair value of the assets acquired and liabilities assumed in connection with the Acquisition at fair value.

(c)	This adjustment is made to eliminate the stockholder’s equity of the Business.

(d)	This adjustment is made to eliminate the goodwill of the Business of $111.0 million and establish new goodwill of $353.3 million.

(e)	This adjustment is made to eliminate the identifiable intangible assets of $0.1 million of the Business and to reflect the estimated fair value of the intangible assets based on the preliminary purchase price allocation of the purchase price, which consist of customer relationships and tradenames and which totaled $117.4 million.

(f)	This adjustment is made to eliminate $1.2 million in other assets of the Business associated with benefit plans and $2.2 million in accrued retirement benefits that were settled in conjunction with the Acquisition.

(g)	This adjustment is made to eliminate intercompany receivables and payables of the Business in conjunction with the Acquisition.

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(h)	This adjustment is to eliminate deferred taxes of the Business, since at the time of Acquisition, there is no difference between the book and tax value of the assets and liabilities acquired.

(i)	This adjustment is to record debt issuance costs of $1.9 million associated with the Company’s New Credit Facility and write-off of $0.6 million of debt issuance costs associated with the Company’s previous $200.0 million Credit Agreement, dated June 8, 2011. Included in the pro forma for the fiscal year ended September 1, 2012 is a charge to interest expense for the write-off of the debt issuance costs associated with the Company’s previous $200.0 million Credit Agreement of $0.7 million.

This adjustment also includes the additional amortization expense of $0.1 million and $0.2 million, respectively, for the twenty-six week period ended March 2, 2013 and fiscal year ended September 1, 2012, which is incurred as a result of the new debt issuance costs associated with the Company’s New Credit Facility.

(j)	This adjustment is to accrue for non-recurring transaction costs of $4.0 million.

The following are descriptions of the pro forma condensed consolidated statements of operations adjustments:

(1)	This adjustment represents the reclassification of the warehouse costs of the Business, which the Business records in cost of sales, to operating expenses to conform to the Company’s presentation. The amount of warehouse costs reclassified from cost of sales to operating expense for the twenty-six week period ended March 2, 2013 and for the fiscal year ended September 1, 2012 is $10.7 million and $23.1 million, respectively.

(2)	This adjustment represents the increase in interest expense associated with the $250.0 million borrowing under the Company’s new term loan facility and $120.0 million of the revolving loan. The interest rate payable for all borrowings is based on the borrowing rate in effect at that date and is currently 100 basis points over LIBOR rates. A change of one-eighth of one percent in the interest rate on the Company’s borrowing would impact interest expense by $0.5 million and $0.2 million for the twenty-six week period ended March 2, 2013 and for the fiscal year ended September 1, 2012, respectively. At April 22, 2013, the interest rate was 1.2%. The additional interest expense recorded for the twenty-six week period ended March 2, 2013 and for the fiscal year ended September 1, 2012 is $2.2 million and $4.5 million, respectively.

(3)	This adjustment is to remove pension expense associated with any benefit plans that were not assumed in connection with the Acquisition. The amount of pension expense removed from cost of sales and operating expense for the twenty-six week period ended March 2, 2013 was $0.2 million and $0.6 million, respectively. The amount of pension expense removed from cost of sales and operating expense for the fiscal year ended September 1, 2012 was ($0.7) million and $0.8 million, respectively.

(4)	This adjustment records the amortization expense of intangible assets subject to amortization estimated on a straight-line basis over eighteen years for customer relationships and five years for tradenames. Additional amortization expense recorded for the twenty-six week period ended March 2, 2013 and for the fiscal year ended September 1, 2012 is $3.2 million and $6.5 million, respectively.

(5)	This adjustment is based on the pre-tax income effect of the pro forma adjustments calculated at a rate of 38.20% and 37.20%, respectively, for the twenty-six week period ended March 2, 2013 and the fiscal year ended September 1, 2012.

(6)	This adjustment to cost of sales is to record the fair value adjustment of finished goods inventory acquired. The amount included in cost of sales for the fiscal year ended September 1, 2012 is $1.7 million.

(7)	This adjustment to operating expenses is to remove non-recurring transaction costs associated with the Acquisition. The amount of non-recurring transaction costs associated with the Acquisition removed from operating expense for the twenty-six week period ended March 2, 2013 is $1.6 million.

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